FIRST AGREED EXTENSION TO

SECOND AMENDMENT TO FORBEARANCE AGREEMENT

This First Agreed Extension (hereinafter “Extension”) extends the deadlines found in the Second Amendment to the Forbearance Agreement (the “Second Amended Agreement”) by and among NEXT, INC., a Delaware corporation (the “Borrower”), and DANNY F. COOKE and ROBERT BUDD (collectively, the “Guarantors”) on the one hand, and NATIONAL CITY BANK, a banking association organized under the laws of the United States (the “Bank”), on the other hand.

R E C I T A L S:

Each party to this Extension agrees that the following facts presently exist:

1.

On or about January 30, 2009, the Parties executed a Forbearance Agreement. On April 30, 2009, the Parties executed the First Amendment to the Forbearance Agreement. On June 30, 2009, the Parties executed the Second Amendment to the Forbearance Agreement. The Forbearance Agreement, the First Amendment to the Forbearance Agreement, and the Second Amendment to the Forbearance Agreement shall be collectively referred to as the Forbearance Agreement as Amended. The Borrower and Guarantors have requested that the Bank extend the deadlines found therein, and the Bank has agreed to such extension subject to the following terms, conditions and requirements.

NOW, THEREFORE, in consideration of the premises, the Bank, Borrower and each of the Guarantors, agree as follows:

1.

Acknowledgment Regarding Indebtedness.  The Borrower and Guarantors acknowledge that the Indebtedness is due and owing without set-off, defense, or counterclaim and that Note I and Loan Documents, and the Forbearance Agreement as Amended, are legal, valid and binding obligations enforceable in accordance with their respective terms.

2.

Amendments to Agreement.  Subject to the modifications contained in the following paragraphs, the parties acknowledge and restate all of the covenants, obligations and duties provided for by the Forbearance Agreement as Amended:

(a)

Paragraph 3 shall be modified to provide that the Termination Date shall be extended by thirty days to October 30, 2009.

(b)

Paragraph 4(b) shall be modified accordingly to provide that the interest rate for Note I shall be modified as follows:

(i)

As of September 1, 2009 interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 10.00% per annum above the Prime Rate;

(ii)

If the principal balance is not paid in full by October 30, 2009, any unpaid principal shall accrue interest at a rate of 12% per annum above the Prime Rate.

(c)

The following terms, as they appear in any of the Loan Documents shall be amended:

(i)

“Borrowing Base” shall be calculated with the maximum amount of the Inventory Available limited to $2,500,000.00.

(d)

Next, Inc. shall pay all reasonable costs of National City Bank, including its attorney fees, incurred in documenting the Extension.

3.

Release.  In consideration of the execution of this Extension, the Borrower and Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, waive, release, acquit and forever discharge the Bank (and any and all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents, employees and attorneys) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower and Guarantors have had, have or have made claim to have against any such part for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Extension, whether the claims, demands and causes of action are matured or unmatured, known or unknown.

4.

Counterparts.  This Extension may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Extension effective on the date first set forth above.

BORROWER:

NEXT, INC.

/s/ David O. Cole

David O. Cole, CFO

GUARANTORS:

/s/ Danny F. Cooke

Danny F. Cooke

/s/ Robert Budd

Robert Budd

BANK:

NATIONAL CITY BANK

/s/ Kenneth E. Lust

Kenneth E. Lust, Senior Vice President

STATE OF INDIANA

)

) SS:

COUNTY OF WABASH

)

Before me, the undersigned, a Notary Public in and for said County and State, this 30th day of September 2009, personally appeared David O. Cole, CFO of Next, Inc., who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.

STATE OF TENNESSEE

)

)SS:

COUNTY OF HAMILTON

)

Before me, the undersigned, a Notary Public in and for said County and State, this 29th day of September 2009, personally appeared Danny F. Cooke, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Vicki S. West , Notary Public

March 3, 2010

Resident of Hamilton County, TN

STATE OF INDIANA

)

) SS:

COUNTY OF WABASH

)

Before me, the undersigned, a Notary Public in and for said County and State, this 30th day of September 2009, personally appeared Robert Budd, who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.